Exhibit 5

April 27, 2023

Merit Life Insurance Co.

1900 South Blvd., Suite 300

Charlotte, NC 28203

Phone: 833.637.4854

Re:	Post-Effective Amendment No. 4 to Registration Statement on Form S-1 for

Merit Life Insurance Co.’s Fixed Contingent Deferred Annuity Contract—File No. 333-239300

Ladies and Gentlemen:

This opinion is furnished in connection with the filing by Merit Life Insurance Co. (the “Company”) of the above-referenced Post-Effective Amendment to the Registration Statement under the Securities Act of 1933 for the fixed contingent deferred annuity contract (the “Contract”) issued by the Company. I have examined, or persons on my staff have examined, such documents and laws as I considered necessary and appropriate. On the basis of such examination, it is my opinion that:

1.

The Company was organized in accordance with the laws of the state of Texas and is a duly authorized life insurance company under the laws of Texas and the laws of those states in which the Company is admitted to do business.

2.	The Company is authorized to issue the Contract in those states in which it is admitted and where the issuance and sale of the Contract is authorized by each applicable state insurance regulator.

3.

Each Contract, when issued and sold pursuant to the terms described in the Registration Statement, and when authorized for issue and sale by each applicable state insurance regulator, will be legally issued and constitute binding obligations of the Company.

I hereby consent to the use of this opinion as an exhibit to said Post-Effective Amendment to the Registration Statement.

Sincerely,

/s/ Gayle Levy

Gayle P. Levy

General Counsel and CCO, Brickell Insurance Holdings LLC

600 Brickell Ave, Floor 19

Miami, FL 33138